Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Profitability for the First Quarter of 2025 Fiscal Year

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SAN ANTONIO–November 7, 2024–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to airlines, today reported net income of $315,000, or $0.02 per share, for the quarter ended September 30, 2024, compared to a net loss of $176,000 in the same quarter a year earlier.

Net income was bolstered by strong consolidated other income of $995,000, a change of approximately $1.5 million from the quarter ended September 30, 2023. The change in other income was primarily due to net realized and unrealized gains in investment income, compared to net realized and unrealized losses in investment income in the three-month period a year ago. This helped offset lower operating revenue during the quarter ended September 30, 2024.

Inverted Yield Curve and U.S. Presidential Election Weighed on Investor Sentiment

Average assets under management (AUM) for the three-month period ended September 30, 2024, were $1.5 billion, a decrease of $640 million, or 30%, from the same quarter a year earlier. At 60 basis points, this represents about $3.8 million in annual revenue.

“The challenge to turn operating income from negative back to positive, as it was last year, is simply fund flows into our thematic, cyclical products,” says Company CEO and Chief Investment Officer Frank Holmes.

The Company believes many potential investors limited their exposure to risk due to a combination of factors, including global conflicts, uncertainty surrounding the U.S. presidential election and the inverted yield curve, which has been one of the most reliable recession indicators over the last 50 years.

“An inverted yield curve, where short-term rates are higher than long-term rates, has preceded every U.S. recession since the 1970s. This occurs because market participants, anticipating future rate cuts to combat a downturn, drive long-term rates lower,” says Mr. Holmes. “Before turning positive again in early September, the yield curve had been inverted for a staggering 783 consecutive days, the longest such period in U.S. history.1 We believe this kept a lot of investors on the sidelines. Despite these market pressures, we have remained committed to our disciplined investment approach. Post-election, we anticipate a renewed sense of investor confidence, and we’re optimistic that industry inflows will recover.

Enhanced Shareholder Value Through Continued GROW Dividends and Share Repurchases

The Board of Directors (the “Board”) authorized a monthly dividend of $0.0075 per share through December 2024, at which time it will be considered for continuation by the Board. The total amount of cash dividends expected to be paid to class A and class C shareholders from October to December 2024 is approximately $309,000.

The Board also approved plans to buy back up to approximately 14% of the Company’s shares outstanding. During the three-month period ended September 30, 2024, the Company purchased a total of 197,887 class A shares using cash of approximately $520,000. This is similar to the number of shares that the Company bought back during the same quarter in 2023. The repurchase program has been in place since December 2012, and the Company buys back stock on flat or down days.

1 Bilello, C. (2024, September 4). The longest inversion in history is over – Chart of the day. https://bilello.blog/2024/the-longest-inversion-in-history-is-over-chart-of-the-day-9-4-24

“Similar to United Airlines, which just announced a $1.5 billion share buyback program on growing confidence,2 we have bolstered our own buyback program to enhance shareholder value,” says Mr. Holmes. “In September, we announced an update to the program, allowing for the repurchase of up to $5 million of GROW stock through December 31, 2024. Under the plan, we will continue purchasing shares whenever the Class A shares are at or below the previous day's closing price or fall below a specific price threshold. We may also buy a block of up to 100,000 shares, generally at or below the bid price, following Rule 10b-18 guidelines.”

Historically Strong Seasonality for Airline Stocks

Despite an exceptionally robust summer travel season that posted a record number of people—approximately 3 million3—board commercial planes in the U.S. on a single day in July, the U.S. Global Jets ETF (NYSE: JETS) saw increased bets against the airline industry by short sellers.4 However, the Company believes inflows will return on seasonality as we head further into the fall and winter months.

“Historically, airline stocks have tended to outperform in the fall,” Mr. Holmes continues. “According to Bank of America’s analysis of the Dow Jones U.S. Airlines Index since 2000, the second half of the year has typically been the stronger half for airlines. The industry has outperformed the S&P 500 in three of the last six months of the year—namely September, October and November.”5

2 Singh, R. K. (2024, October 15). United Airlines sees stronger profit, unveils $1.5 billion share buyback program. Reuters. https://www.reuters.com/business/aerospace-defense/united-airlines-forecasts-stronger-fourth-quarter-profit-2024-10-15

3 Shepardson, D. (2024, July 8). US agency screens record 3 million airline passengers in single day. Reuters. https://www.reuters.com/world/us/us-agency-screens-record-3-million-airline-passengers-single-day-2024-07-08

4 Forte, P. (2024, July 11). Wall Street bets against airlines despite summer travel boom. Bloomberg. https://www.bloomberg.com/news/articles/2024-07-11/bets-against-airline-stocks-hit-post-pandemic-high-amid-summer-travel-boom?sref=1pPyLRr7

5 Didora, A. G., & Clough, S. (2024, September 9). Time to consider airlines: Pricing improves as fuel moves lower. Bank of America.

U.S. Global Investors Marketing Team Recognized by IMEA

The Company is pleased to announce that its marketing team received a STAR Award from the Investment Management Education Alliance (IMEA) at its annual awards ceremony in October. The recognition, in the category of Investor Content for a Product, was awarded to the Company for its content on the U.S. Global Jets ETF.

“We continue to leverage our strong branding strategy to raise awareness of our investment products. In October, for instance, we hosted a JETS webcast for registered investment advisors (RIAs) that was well-attended,” says Mr. Holmes.

Healthy Liquidity and Capital Resources

As of September 30, 2024, the Company had net working capital of approximately $38.2 million. With approximately $27.3 million in cash and cash equivalents, the Company has adequate liquidity to meet its current obligations, in addition to investments in our funds and convertible notes.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 8, 2024, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2024	9/30/2023
Operating Revenues	$2,157	$3,133
Operating Expenses	2,716	2,918
Operating Income (Loss)	(559)	215

Total Other Income (Loss)	995	(456)
Income (Loss) Before Income Taxes	436	(241)

Income Tax Expense (Benefit)	121	(65)
Net Income (Loss)	$315	$(176)

Net Income (Loss) Per Share (Basic and Diluted)	$0.02	$(0.01)

Avg. Common Shares Outstanding (Basic)	13,714,517	14,465,510
Avg. Common Shares Outstanding (Diluted)	13,714,517	14,465,701

Avg. Assets Under Management (Billions)	$1.5	$2.1

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS is distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Fund holdings and allocations are subject to change at any time. Click to view fund holdings for JETS.

The Dow Jones US Total Market Airlines Index is constructed and weighted using free-float market capitalization and the index is quoted in USD.

Please carefully consider a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS by clicking here. Read it carefully before investing.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS.

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